Exhibit 99.1

Bank of The James Reports Strong Year-Over-Year Earnings

Growth in Third Quarter, Nine-Month 2012 Financial Results

Financial Highlights

•	Net income in third quarter 2012 increased to $539,000 or $0.16 per diluted share compared with $64,000 or $0.02 per diluted share in third quarter 2011.

•	For the nine months ended September 30, 2012, net income grew 69% to $1.39 million or $0.41 per diluted share compared with $818,000 or $0.25 per diluted share in the comparable nine months in 2011.

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The dollar amount of non-performing loans declined 46.69% year-over-year, reflecting the bank’s focus on asset quality, and the ratio of non-performing loans to total loans improved to 1.77% at September 30, 2012 compared with 3.33% at September 30, 2011 and 3.20% at December 31, 2011.

•	The bank’s allowance for loan and lease losses (ALLL) to non-accruing loans was 98.96% at the end of third quarter 2012 compared with 50.62% at the end of third quarter 2011.

•	Since September 30, 2011, the bank’s “Texas Ratio” ((NPAs + TDR):(Capital + ALLL)) declined to 20.08% at September 30, 2012 compared with 50.08% at September 30, 2011.

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Interest expense in third quarter 2012 declined 26% compared with third quarter 2011, reflecting disciplined interest rate management, a reduction in borrowings, and net interest margin improvement despite a flat interest rate environment and significant pressure on margins.

•	Book value per share increased 5.5% to $8.68 per share in third quarter 2012 compared with $8.23 in third quarter 2011 and $8.02 at the end of 2011.

Lynchburg, VA., October 26, 2012—Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank, today announced unaudited results for the quarter and nine months ended September 30, 2012.

Robert R. Chapman III, President and CEO, commented: “We are pleased that the bank was able to execute its strategy to dramatically improve asset quality during the past year. This improvement resulted in markedly better earnings in the third quarter and nine months of 2012 compared with the previous year’s performance. We are greatly encouraged by the progress made toward improving our foundation, as it enables the company to shift its focus to growth. Our improving asset quality is reducing non-interest expense and boosting our bottom line.

“The rate of non-accrual loans has slowed significantly, which we believe indicates the quality of our overall loan portfolio is high, and we expect that it will remain so. Even as we addressed problem loans and with OREO weighing down our financial performance, we remained focused on winning new deposits and loans. To do this, we concentrated and continue to concentrate on finding new customers and developing broader banking relationships. We are trying to expand our commercial relationships beyond traditional banking to include such services as cash management and retirement planning, including 401(k)s.”

Chapman said the bank has experienced growth in a number of key areas. The successes, he noted, have been overshadowed by necessary reductions such as moving problem loans off the books.

“With far fewer loans moving to non-performing status, combined with more opportunity created by apparently improving economic conditions, we anticipate loan growth will be more evident in future quarters,” he explained. “In September, for example, we had a record-setting month for mortgages originated. In the past several months, we have enhanced our commercial banking capabilities and added experienced individuals to our team. As a community bank based in and serving Lynchburg and the Region 2000 area, we believe our ability to provide specific and customized financial solutions for small businesses is unequalled.”

Financial Highlights and Overview

Net interest income before provision for loan losses was $4.03 million in third quarter 2012 compared with $3.84 million in third quarter 2011. The provision for loan losses declined to $601,000 in third quarter 2012, compared with $1.27 million in the previous year’s third quarter, allowing significantly more revenue flow to earnings. The company also reduced interest expense by 26% to $736,000 compared with $990,000 a year ago, while growing net interest margin to 4.06% in third quarter 2012 compared with 3.85% in third quarter 2011. The bank was also able to reduce Federal Home Loan Bank borrowings by $8 million during the quarter, in part because it grew its base of lower-cost core deposits, including non-interest bearing direct deposit accounts.

“We offer competitive rates, but more importantly our focus on fostering customer relationships and providing value through expanded banking and service relationships has effectively created a high level of customer loyalty and commitment to Bank of the James,” said J. Todd Scruggs, CFO. “Unquestionably, this extended low-interest rate environment provides its share of challenges, yet our commitment to service and delivering quality financial solutions has been a key reason for the stability of our bank.”

Third quarter 2012 non-interest income, which includes fees from mortgage origination, gain on sale of securities, fees and services such as brokerage and insurance services, was $1.05 million in third quarter 2012 compared with $1.20 million in third quarter 2011. Scruggs noted that nine month non-interest income of $2.57 million was ahead of the bank’s target. The decrease was due in large part to a non-recurring gain on sale of securities in the third quarter of 2011.

Non-interest expense was $3.78 million in third quarter 2012 compared with $3.71 million in third quarter 2011. For the nine months of 2012, non-interest expense was $10.63 million compared with $10.08 million for the nine months of 2011. The bank’s efficiency ratio was 74.48% in third quarter 2012 and 74.33% for the nine months of 2012.

“Lowering our efficiency ratio is a key initiative,” said Chapman. “Our ratio in part reflects the costs associated with addressing problem assets, managing and selling bank-owned assets, working through problem loans, legal fees, and write-downs. The bank had $908,000 in other real estate owned (“OREO”) related expenses in the first three quarters of this year. We expect a decline in these costs, which will have a positive impact on our efficiency ratio and profitability. In addition, we have made improvements to create more efficient operations, and we expect the benefits to be evident in future quarters.”

Total loans, net of allowance for loan loss, were $322.88 million at September 30, 2012 compared with $319.32 million at September 30, 2011. Total deposits at September 30, 2012 were $384.35 million, compared with $375.55 million at September 30, 2011 and $374.23 million at December 31, 2011.

Non-performing assets to total assets declined to 1.89% at September 30, 2012 compared with 3.75% at September 30, 2011, and has declined each quarter since then. Non-performing loans to total loans was 1.77% at September 30, 2012 compared with 3.20% at December 31, 2011 and 3.33% at September 30, 2011. Non-performing assets to total loans declined to 2.47% at September 30, 2012 compared with 4.98% at September 30, 2011. Total assets were $426.08 million at the end of the third quarter, relatively unchanged since December 31, 2011 and September 30, 2011. OREO declined to $2.27 million at September 30, 2012 compared with $5.22 million at September 30, 2011.

The bank remained well capitalized by accepted regulatory standards with a tier 1 leverage ratio of approximately 8.17%, tier 1 risk-based capital ratio of 10.97%, and total risk-based capital of 12.23%. The company did not take TARP funding.

Chapman concluded, “As we move toward 2013, we are enthusiastic about focusing on growth and productivity. The improvements we have made to asset quality have provided a strong platform going forward. We were confident we would reach this point, and we continued to make investments in people, capabilities and technology that will make us more productive and more efficient. We believe the bank is well-positioned to compete and meet the needs of the Region 2000 community.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia SMA, often referred to as Region 2000, which was ranked by Forbes magazine among the top 50 places in the United States for business and careers. The bank operates nine full service locations and one limited service location as well as a mortgage origination office in Forest, Virginia and an investment services division in downtown Lynchburg. The company celebrated its 13th anniversary this year. As of January 25, 2012, Bank of the James Financial Group, Inc. common stock is listed on the NASDAQ Stock Market, LLC under the symbol “BOTJ.”

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data (unaudited)

Selected Data:	Three months ending Sep 30, 2012	Three months ending Sep 30, 2011	Change	Year to date Sep 30, 2012	Year to date Sep 30, 2011	Change
Interest income	$4,763	$4,836	-1.51%	$14,094	$14,674	-3.95%
Interest expense	736	990	-25.66%	2,365	3,315	-28.66%
Net interest income	4,027	3,846	4.71%	11,729	11,359	3.26%
Provision for loan losses	601	1,272	-52.75%	1,776	2,757	-35.58%
Non-interest income	1,052	1,200	-12.33%	2,566	2,630	-2.43%
Non-interest expense	3,783	3,706	2.08%	10,626	10,080	5.42%
Income taxes	156	4	3,800.00%	508	334	52.10%
Net income	539	64	742.19%	1,385	818	69.32%
Weighted average shares outstanding	3,342,418	3,323,743	0.56%	3,342,416	3,323,743	0.56%
Basic net income per share	$0.16	$0.02	$0.14	$0.41	$0.25	$0.16
Fully diluted net income per share	$0.16	$0.02	$0.14	$0.41	$0.25	$0.16

Balance Sheet at period end:	Sep 30, 2012	Dec 31, 2011	Change	Sep 30, 2011	Dec 31, 2010	Change
Loans, net	$318,712	$318,754	-0.01%	$318,799	$320,715	-0.60%
Loans held for sale	4,163	434	859.22%	516	—	n/a
Total securities	55,341	56,471	-2.00%	53,318	52,883	0.82%
Total deposits	384,349	374,234	2.70%	375,547	368,390	1.94%
Stockholders’ equity	29,009	26,805	8.22%	27,359	25,495	7.31%
Total assets	426,077	427,436	-0.32%	429,440	418,928	2.51%
Shares outstanding	3,342,418	3,342,415	3	3,323,743	3,323,743	—
Book value per share	$8.68	$8.02	$0.66	$8.23	$7.67	$0.56

Daily averages:	Three months ending Sep 30, 2012	Three months ending Sep 30, 2011	Change	Year to date Sep 30, 2012	Year to date Sep 30, 2011	Change
Loans, net	$318,105	$317,806	0.09%	$316,355	$319,511	-0.99%
Loans held for sale	1,663	476	249.37%	1,109	228	386.40%
Total securities	57,489	61,937	-7.18%	59,409	58,281	1.94%
Total deposits	388,535	376,898	3.09%	382,942	375,577	1.96%
Stockholders’ equity	27,656	26,912	2.76%	27,223	26,559	2.50%
Interest earning assets	393,735	396,467	-0.69%	393,529	395,083	-0.39
Interest bearing liabilities	342,887	351,165	-2.36%	343,807	351,349	-2.15%
Total assets	432,332	430,085	0.52%	429,656	427,558	0.49%

Financial Ratios:	Three months ending Sep 30, 2012	Three months ending Sep 30, 2011	Change	Year to date Sep 30, 2012	Year to date Sep 30, 2011	Change
Return on average assets	0.49%	0.06%	0.43	0.43%	0.26%	0.17
Return on average equity	7.73%	0.94%	6.69	6.78%	4.12%	2.66
Net interest margin	4.06%	3.85%	0.21	3.98%	3.84%	0.14
Efficiency ratio	74.48%	73.44%	1.04	74.33%	72.06%	2.27
Average equity to average assets	6.40%	6.26%	0.14	6.34%	6.21%	0.13

Allowance for loan losses:	Three months ending Sep 30, 2012	Three months ending Sep 30, 2011	Change	Year to date Sep 30, 2012	Year to date Sep 30, 2011	Change
Beginning balance	$5,693	$4,970	14.55%	$5,612	$5,467	2.65%
Provision for losses	601	1,272	-52.75%	1,776	2,757	-35.58%
Charge-offs	(619)	(791)	-21.74%	(1,850)	(2,796)	-33.83%
Recoveries	18	10	80.00%	155	33	369.70%
Ending balance	5,693	5,461	4.25%	5,693	5,461	4.25%

Non-performing assets:	Sep 30, 2012	Dec 31, 2011	Change	Sep 30, 2011	Dec 31, 2010	Change
Total non-performing loans	$5,752	$10,376	-44.55%	$10,879	$8,366	28.96%
Other real estate owned	2,267	3,253	-30.31%	5,216	3,440	51.63%
Total non-performing assets	8,020	13,629	-41.15%	16,095	11,806	35.57%
Troubled debt restructurings—(performing portion)	187	783	-76.12%	3,345	4,987	-32.93%

Asset quality ratios:	Sep 30, 2012	Dec 31, 2011	Change	Sep 30, 2011	Dec 31, 2010	Change
Non-performing loans to total loans	1.77%	3.20%	(1.43)	3.33%	2.56%	0.77
Allowance for loan losses to total loans	1.75%	1.73%	0.02	1.68%	1.68%	—
Allowance for loan losses to non-performing loans	98.96%	54.09%	44.87	50.62%	65.35%	(14.73)

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